Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

CENTURYLINK, INC.

Pursuant to Sections 1-1005(5) and 1-1006 of the Louisiana Business Corporation Act (the “BCA”), CenturyLink, Inc., a Louisiana corporation (the “Corporation”), hereby submits the following Articles of Amendment:

Article 1

Name of Corporation

The current name of the corporation is CenturyLink, Inc. As reflected in the amendment set forth in Article 2 of these Articles of Amendment, the Corporation is changing its name to Lumen Technologies, Inc., which was previously reserved with the Louisiana Secretary of State on or about November 18, 2020.

Article 2

Amendment

ARTICLE I of Articles of Incorporation is hereby amended to read, in its entirety, as follows:

The name of this Corporation is Lumen Technologies, Inc.

Article 3

Date of Adoption

The amendment set forth above was duly adopted on August 20, 2020.

Article 4

Manner of Adoption

In accordance with Section 1-1005(5) of the BCA, the amendment set forth above was adopted by the Board of Directors of the Corporation, and shareholder approval was not required.

Article 5

Effective Date and Time

These Articles of Amendment are effective on January 22, 2020, at 12:01 a.m. central time.

/s/ Stacey W. Goff
Stacey W. Goff,
Executive Vice President, General Counsel & Secretary